Exhibit 99.1

News Release                                                   February 13, 2006

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 or kentringer@caseycomm.com

Cass Information Systems, Inc. Ends 2005
With 36% Per Share Earnings Increase Over 2004

      ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of transportation, utility and telecom invoice payment and information services, reports that it earned $1.94 per fully diluted share for the year ended Dec. 31, 2005, a 36% increase over the $1.43 per share (adjusted for a 50% stock dividend issued Sept.15, 2005) earned in 2004. Net income was $10,946,000 in 2005, a 37% increase over the $8,005,000 earned in 2004.

4th Quarter 2005 Earnings

      Fourth quarter 2005 earnings were 44 cents per fully-diluted share, identical to the result posted in the fourth quarter of 2004. Net income for the period was $2,503,000, compared to the $2,485,000 reported during the final quarter of 2004.

      Quarterly earnings were affected by two significant events. The first was the Dec. 30, 2005 sale of a wholly owned subsidiary, Government e-Management Solutions, Inc. (GEMS), resulting in a pre-tax gain of $1,336,000. Including the gain, GEMS generated $518,000 in net income for the quarter, with those results reclassified as discontinued operations. Second, the company recognized the impairment of its equity investment in an image processing company, resulting in a $3,100,000 pre-tax loss. This investment was made in 2001 to acquire imaging technology for the company's payment operations. Accumulated losses resulted in the one-time charge.

4th Quarter Revenues from Core Operations Up Strongly

      Overall, 2005 fourth quarter pre-tax income from core operations, which excludes the $3,100,000 impairment charge, increased $1,780,000 or 43% over the corresponding period in 2004. Income from


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continuing operations before taxes, which includes the impairment charge, decreased $1,320,000 or 32%.

      Total revenue from continuing operations was up 17% or $2,747,000 over the year-earlier period. Payment and processing fees led the way with a 20% or $1,592,000 year-to-year increase. Transportation invoices were up 11% and dollar volume rose 32% due to new business and heightened activity from existing accounts. New customer growth also led to an 8% increase in utility transactions and a 42% increase in dollars processed. The company's telecom group, acquired in August 2004, also contributed to the increase in payment and processing results.

      Net investment income increased 25% or $1,837,000 due to growth in funds generated from payment processing activities and the rise in prevailing interest rates.

      Total operating expenses were up 8% or $967,000 due mainly to the growth of expenses related to the increased processing activity.

2005 Summary

      Income from core operations before taxes and the $3,100,000 impairment charge increased $5,236,000 or 37% from 2004. Income from continuing operations before taxes, which includes the impairment charge, increased $2,136,000 or 15%. Total revenues from continuing operations rose $10,307,000 or 17% in 2005 as Cass boosted processing volumes, fee revenues and investment income. Operating expenses from continuing operations were up 11% or $5,071,000 due mainly to the increased processing activity and the telecom acquisition.

      "Our earnings growth of 36% in 2005 reflects the intrinsic strength of our core businesses, the soundness of our business strategy and a generally favorable economic climate," commented Lawrence A. Collett, Cass chief executive officer and chairman. "The sale of GEMS, a non-core asset, and the write-off reinforces an already solid balance sheet and sets the stage for future growth. As we look ahead to 2006, we believe double-digit growth in net income is attainable."


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                      Selected Consolidated Financial Data

      The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2005 and 2004:

                                                                  Quarter             Quarter            Year              Year
                                                                   Ended               Ended            Ended              Ended
                                                                  12/31/05           12/31/04          12/31/05          12/31/04
Transportation Invoice Volume                                          6,715               6,072           26,626            23,526
Transportation Dollar Volume                                   $   3,400,498     $     2,578,590   $   11,949,052      $  9,752,203
Utility Transaction Volume                                             1,430               1,324            5,655             5,198
Utility Dollar Volume                                          $   1,256,181     $       885,203   $    4,423,045      $  3,700,665
Payment and Processing Fees                                    $       9,415     $         7,823   $       35,901      $     30,695
Net Investment Income                                                  9,331               7,494           32,789            27,088
Gain on Sales of Debt Securities                                           -                 604              547             1,045
Other                                                                    554                 632            2,205             2,307
                                                               -------------     ---------------   --------------      ------------
      Total Revenues                                           $      19,300     $        16,553   $       71,442      $     61,135

Salaries and Benefits                                          $       9,820     $         9,085   $       38,252      $     33,774
Occupancy                                                                498                 423            1,941             1,589
Equipment                                                                648                 689            2,795             3,276
Other                                                                  2,380               2,182            9,128             8,406
                                                               -------------     ---------------   --------------      ------------
      Total Operating Expenses                                 $      13,346     $        12,379   $       52,116      $     47,045

Impairment of Equity Investment                                        3,100                  --            3,100                --
                                                               -------------     ---------------   --------------      ------------
Income from Continuing Operations before Income Taxes          $       2,854     $         4,174   $       16,226      $     14,090
Provision for Income Taxes                                     $         869     $         1,261   $        5,416      $      4,209
                                                               -------------     ---------------   --------------      ------------
Income from Continuing Operations                              $       1,985     $         2,913   $       10,810      $      9,881
Income (Loss) from Discontinued Operations                               833                (645)             259            (2,823)
Provision (Credit) for Income Taxes                                      315                (217)             123              (947)
                                                               -------------     ---------------   --------------      ------------
Income (Loss) from Discontinued Operations                     $         518     $          (428)  $          136      $     (1,876)
Net Income                                                     $       2,503     $         2,485   $       10,946      $      8,005
                                                               =============     ===============   ==============      ============
Average Earning Assets                                         $     742,367     $       682,937   $      697,285      $    643,847
Net Interest Margin                                                     5.24%               4.59%            4.95%             4.48%
Allowance for Loan Losses to Loans                                      1.19%               1.21%            1.19%             1.21%
Non-performing Loans to Total Loans                                      .28%                .11%             .28%              .11%
Net Loan Charge-offs to Loans                                            .02%                .01%             .10%               --
Provision for Loan Losses                                      $         150     $            50   $          775      $        550
Non-performing Loans                                           $       1,464     $           538   $        1,464      $        538
Basic Earnings per Share from Continuing Operations            $         .36     $           .53   $         1.96      $       1.79
Basic Earnings per Share from Discontinued Operations                    .10                (.08)             .03              (.34)
Basic Earnings per Share                                       $         .46     $           .45   $         1.99      $       1.45
Diluted Earnings per Share from Continuing Operations          $         .34     $           .52   $         1.92      $       1.76
Diluted Earnings per Share from Discontinued Operations                  .10                (.08)             .02              (.33)
Diluted Earnings per Share                                     $         .44     $           .44   $         1.94      $       1.43


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

About Cass Information Systems

      Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $15 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass. and Greenville, S.C. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry.

Note to Investors

      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's reports filed from time to time with the Securities and Exchange Commission including the company's annual report on Form 10-K for the year ended December 31, 2004.


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